UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 6, 2010

Geeknet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28369	77-0399299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Castro Street, Suite 450
Mountain View, California  94041
(Address of principal executive offices, including zip code)

(650) 694-2100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) On August 6, 2010, in connection with a reduction in workforce, Geeknet, Inc. (the “Company”) announced the terminations of the following executives:  (i) Jason Baird, the Company’s Chief Operations Officer, effective August 31, 2010; (ii) Michael Rudolph, the Company’s Chief Marketing Officer effective August 31, 2010 and (iii) Jay Seirmarco, the Company’s Chief Technology Officer, effective September 30, 2010.

(e) In connection with Mr. Baird’s separation from service with the Company, the Compensation Committee of the Company’s Board of Directors has approved a Separation and Release Agreement that provides Mr. Baird, in exchange for signing a general release of claims in favor of the Company, with the acceleration of the vesting of the options granted to Mr. Baird pursuant to an option agreement (the “Baird Option Agreement”) under the Company’s 2007 Equity Incentive Plan such that Mr. Baird will receive accelerated vesting with respect to that number of shares that otherwise would have vested under the Baird Option Agreement had Mr. Baird remained a service provider to the Company through the seven-month anniversary of his termination from the Company (the “Baird Agreement”).  Further, upon his execution and non-revocation of a legal release of claims, Mr. Baird is entitled to receive severance benefits pursuant to the terms of his Employment Agreement filed with the Company’s Quarterly Report on Form 10-Q, which was filed with the SEC on May 6, 2010.

Similarly, in connection with Mr. Seirmarco’s separation from service with the Company, the Compensation Committee of the Company’s Board of Directors has approved a Separation and Release Agreement with Mr. Seirmarco that provides Mr. Seirmarco, in exchange for signing a general release of claims in favor of the Company, with the acceleration of the vesting of the options granted to Mr. Seirmarco pursuant to an option agreement (the “Seirmarco Option Agreements”) under the Company’s 2007 Equity Incentive Plan such that Mr. Seirmarco will receive accelerated vesting with respect to that number of shares that otherwise would have vested under the Seirmarco Option Agreements had Mr. Seirmarco remained a service provider to the Company for through nine-month anniversary of his termination from the Company (the “Seirmarco Agreement”). Further, upon his execution and non-revocation of a legal release of claims, Mr. Seirmarco is entitled to receive severance benefits pursuant to the terms of that certain letter agreement, dated January 15, 2004 by and between VA Software Corporation (nka Geeknet, Inc.) and Jay Seirmarco (the “Letter Agreement”).

Mr. Rudolph is entitled to receive, upon his execution and non-revocation of a legal release of claims, severance benefits pursuant to the terms of his previously-disclosed employment arrangements with the Company. Mr. Rudolph will not be receiving any additional compensation or benefits in connection with his separation from service with the Company.

Each of the Baird Agreement and Seirmarco Agreement also contains various restrictive covenants, including covenants relating to non-solicitation, non-disparagement, confidentiality, and cooperation.

The foregoing summary of Letter Agreement is qualified in its entirety by reference to such agreement, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated January 15, 2004, by and between VA Software Corporation (nka Geeknet, Inc.) and Jay Seirmarco

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEEKNET, INC. a Delaware corporation

By:	/s/ Patricia S. Morris
Patricia S. Morris Senior Vice President, Chief Financial Officer

Date:  August 10, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated January 15, 2004, by and between VA Software Corporation (nka Geeknet, Inc.) and Jay Seirmarco